Exhibit 99.1

XL Fleet Completes Transformational Acquisition of Spruce Power, the
Largest Privately Held Solar-as-a-Service Provider

●	Completed acquisition of Spruce Power from funds managed by HPS for total cash consideration of approximately $58 million and the assumption of approximately $542 million of debt on September 9, 2022

●	Spruce Power is the largest privately held owner and operator of residential rooftop solar systems in the U.S. with more than 52,000 subscribers

●	Acquisition is cornerstone of XL Fleet’s new corporate strategy to become leading provider of subscription-based solutions for rooftop solar, battery storage and EV charging

●	Spruce Power generated $15 million of net income and $51 million of Adjusted EBITDA during the twelve months ended June 30, 2022

●	More than $240 million of unrestricted cash on hand after completion of the transaction provides significant capacity to support new strategy and future growth

●	Implementing leadership transition with the CEO of Spruce Power, Christian Fong, appointed President of XL Fleet and to the Board of Directors, and expected to become CEO of XL Fleet on or prior to February 15, 2023

●	Initiating comprehensive review of strategic alternatives for XL Fleet’s Drivetrain segment to maximize shareholder value

●	Developing new corporate identity and branding to reflect new corporate strategy

WIXOM, MI, September 12, 2022 – XL Fleet Corp. (NYSE: XL), today announced the acquisition of Spruce Power, the largest privately held owner and operator of residential rooftop solar systems in the U.S. with more than 52,000 subscribers. In connection with the acquisition of Spruce Power, XL Fleet also unveiled its new corporate strategy to provide subscription-based solutions for rooftop solar, battery storage, EV charging and other distributed energy resources.

Spruce Power Acquisition

On September 9, 2022 after market close, XL Fleet completed the acquisition of the Spruce Power business from funds managed by HPS Investment Partners, LLC (“HPS”) for total cash consideration of approximately $58 million and the assumption of approximately $542 million of debt. The Board of Directors of XL Fleet unanimously approved the transaction. After paying the purchase price and related transaction fees and expenses, XL Fleet had approximately $270 million of cash and cash equivalents, of which, approximately $240 million was unrestricted.

Spruce Power owns and operates more than 52,000 residential rooftop solar systems. The company sells the power generated by its systems to homeowners pursuant to long-term agreements that obligate the company’s subscribers to make recurring monthly payments. Including the estimated impact of purchase accounting adjustments on a pro forma basis, Spruce Power generated revenues, net income and Adjusted EBITDA of approximately $83 million, $15 million and $51 million, respectively, for the twelve months ended June 30, 2022. Spruce Power’s operational headquarters are in Houston, Texas and the company had approximately 110 full time employees as of September 1, 2022.

Spruce Power’s revenues have more than doubled since 2019, driven primarily by the acquisition of 10 rooftop solar portfolios. The company does not have a salesforce or installation technicians. Spruce Power has grown by acquiring portfolios of residential solar systems from other companies and investors rather than selling individual systems to homeowners through a direct-to-consumer salesforce like many of its competitors. This approach has allowed the company to keep its customer acquisition costs low and enabled it to generate consistent Adjusted EBITDA.

Management Commentary

Eric Tech, Chief Executive Officer of XL Fleet, stated, “Earlier this year, we communicated our intent to transform the company and create shareholder value through strategic M&A. The acquisition of Spruce Power is a critical first step in that transformation and will be the cornerstone of our new strategy to provide subscription-based solutions for rooftop solar, battery storage and EV charging to homeowners and small businesses.”

Mr. Tech added, “Demand for distributed generation and electric vehicles continues to grow as consumers and businesses seek to mitigate the impact of rising energy costs and become more sustainable. Subscription-based services that make it easy for homeowners and small businesses to own and maintain rooftop solar, battery storage and electric vehicle charging systems are in high demand. The subscription model allows consumers access to new technology without making a significant upfront investment or incurring maintenance costs, while enabling the service provider to earn recurring revenues over a long period of time and generate attractive returns on capital. Spruce Power is a longstanding leader in providing solar-as-a-service solutions and is playing a major role in helping consumers to reduce their energy costs and make meaningful contributions to decarbonizing the electricity grid.”

Mr. Tech concluded, “The combination of Spruce’s existing subscriber-base and proven servicing platform with our capital and small business relationships positions us to take advantage of rapid growth in rooftop solar, energy storage and electric vehicle adoption while creating a path to more predictable revenues, profits and cash flow for our shareholders.”

Christian Fong, Chief Executive Officer of Spruce Power and newly appointed President of XL Fleet, commented, “The Spruce team is incredibly excited about joining the XL Fleet platform and motivated by the potential value created by combining our two companies. With XL Fleet’s resources, we now have the tools to significantly accelerate the growth in our business, while continuing to execute on our mission to lower the cost of energy for our customers and create a more sustainable future.”

Spruce Power Highlights

●	Over $800 million of Gross Total Subscriber Value from long-term subscriber contracts – As of June 30, 2022, the average remaining term of Spruce Power’s customer contracts was approximately 13 years and the company’s Gross Total Subscriber Value, Gross Contracted Subscriber Value and Gross Renewal Subscriber Value were $810 million, $560 million and $250 million, respectively. Definitions of each of the foregoing terms in this paragraph are set forth at the end of this press release.

●	High quality, geographically diverse subscriber base – Spruce Power has more than 52,000 subscribers across 16 states. The company’s subscribers are all homeowners and have an average FICO score of 756.

●	Industry-leading margins, revenues per employee and customer acquisition costs driven by a differentiated customer acquisition strategy – Spruce Power has acquired 10 rooftop solar portfolios since 2019 representing more than 30,000 systems. By acquiring portfolios of existing systems rather than selling one system at a time to individual homeowners, Spruce Power has achieved significant growth while avoiding the expense, operational complexity and risks associated with a large salesforce and teams of installers. In 2021, Spruce Power’s Adjusted EBITDA margin, revenue per employee and customer acquisition cost per subscriber acquired were approximately 60%, $830,000 and $420, respectively.

●	Proven platform for servicing a wide-range of distributed generation and energy efficiency products – Spruce Power has originated and serviced its own as well as third parties’ distributed generation and energy efficiency assets for over a decade. In addition to servicing rooftop solar systems, the company’s experience includes servicing battery storage systems, raising tax equity and project financing, monetizing environmental credits and utility incentives as well as originating and servicing solar and energy efficiency loans. The company’s experience and capabilities are underscored by the fact that in addition to servicing its own systems, Spruce Power is paid to manage more than 28,000 solar systems owned by other publicly traded residential solar companies, financial institutions and non-profit organizations.

●	Robust near-term M&A opportunities – Spruce Power has a robust set of M&A opportunities that the combined company intends to pursue, with the goal of delivering additional growth in subscribers, revenues and Adjusted EBITDA and increased value for shareholders.

Transaction Highlights

●	Gain exposure to the rapidly growing rooftop solar market – Spruce Power has been a direct beneficiary of growing demand for rooftop solar. Rising electricity prices, falling battery costs and increasing EV adoption as well as the recently passed Inflation Reduction Act are making rooftop solar more attractive to homeowners and small businesses. The number of homes with rooftop solar is expected to more than double over the next five years, according to Wood Mackenzie.

●	Creates visibility on future results through long-term, contracted cash flows – Spruce Power derives approximately 90% of its revenues from recurring monthly payments that are contractual obligations of the company’s subscribers and fees from third parties that pay Spruce Power to manage their systems under long-term agreements. The cumulative, undiscounted remaining payments due to Spruce Power pursuant to its agreements with customers was approximately $975 million as of June 30, 2022.

●	Maintains significant capacity to invest in future growth – XL Fleet had more than $240 million of unrestricted cash on hand following the closing of the Spruce Power acquisition, giving the combined company significant resources to potentially make future acquisitions to further grow the company’s subscriber base.

●	Takes advantage of low cost, non-recourse debt financing – The transaction was structured to allow Spruce Power’s existing debt to remain in place following the acquisition, which eliminated the need for XL Fleet to raise new financing resulting in significant savings for the company. The Spruce Power debt that XL Fleet will assume as part of the transaction has a weighted average interest cost of approximately 5.5% and is non-recourse to XL Fleet Corp.

●	Does not dilute shareholders – The acquisition of Spruce Power was funded with cash on hand and the assumption of existing Spruce Power debt. XL Fleet did not issue any stock to HPS, the owner of Spruce Power, in the transaction.

New Corporate Strategy

Over the past several quarters, XL Fleet’s management and Board of Directors conducted a comprehensive review of the company’s existing business as well as potential acquisitions that could accelerate growth and increase profitability. Based on that review, as well as learnings from the operation of the XL Grid segment which provides energy efficiency upgrades to small businesses, XL Fleet determined that refocusing the company’s business on providing subscription-based solutions to homeowners and small businesses for rooftop solar, energy storage, EV charging and other energy-related products would yield greater value for the company’s shareholders. Key elements of XL Fleet’s new corporate strategy include:

●	Leveraging the Spruce Power platform to become a leading provider of subscription-based solutions for distributed energy resources – Spruce Power has more than a decade of experience owning and operating rooftop solar systems as well as energy efficiency upgrades. XL Fleet believes that Spruce Power’s proven platform for managing residential solar can be extended to other categories of distributed energy resources. Through leveraging the Spruce Power platform, XL Fleet intends to grow its revenues by providing subscription-based solutions for rooftop solar, energy storage, EV charging and other energy-related products to homeowners and small businesses.

●	Growing profitably by focusing on channels with the lowest customer acquisition cost – XL Fleet will seek to grow its subscriber revenues by focusing on the channels that have the lowest customer acquisition costs, including: acquiring existing systems from other companies or investment funds, selling additional services to existing subscribers, selling services to new customers online and partnering with selected independent installers to provide a subscription-based solution for their customers.

●	Increasing shareholder value by delivering predictable revenues, profits and cash flow – By focusing on subscription-based solutions with long-term customer agreements, XL Fleet will seek to generate consistent revenues, profits and cash flow.

Leadership Transition Plan

To support XL Fleet’s new corporate strategy, Christian Fong, the current Chief Executive Officer of Spruce Power, has been appointed President of XL Fleet and to the XL Fleet Board of Directors. Additionally, the company intends to appoint Christian Fong as Chief Executive Officer of XL Fleet on or prior to February 15, 2023. Eric Tech will remain the Chief Executive Officer of XL Fleet until the planned appointment of Christian Fong.

Review of Strategic Alternatives for the Drivetrain Segment

In parallel with the acquisition of Spruce Power and the company’s new corporate strategy, XL Fleet’s Board of Directors recently initiated a comprehensive review of strategic alternatives for XL Fleet’s Drivetrain segment with the goal of maximizing shareholder value and streamlining the company’s operations. XL Fleet expects to complete the review by the end of 2022.

New Corporate Name and Brand Identity

In connection with the acquisition of Spruce Power and implementation of the company’s new corporate strategy, XL Fleet intends to change its corporate name and introduce a new brand identity. The company’s new name will reflect its focus on providing subscription-based solutions for rooftop solar, energy storage, EV charging and other energy-related products to homeowners and small businesses.

Additional Information

Shareholders and interested investors can find a presentation that contains additional information regarding XL Fleet’s new strategy and the Spruce Power acquisition on the company’s investor relations website at https://investors.xlfleet.com.

Webcast & Conference Call Information

The XL Fleet management team will host a conference call to discuss the Spruce Power transaction and new corporate strategy today, September 12, 2022 at 8:30 a.m. Eastern Time. The call can be accessed via a live webcast accessible on the Events & Presentations page in the Investor Relations section of the company’s website at www.xlfleet.com. Alternatively, the call can be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780 and referencing XL Fleet. An archive of the webcast will be available on the company’s website for a period of time shortly after the call. A telephonic replay will also be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13732695. The replay will be available until September 26, 2022.

Advisors

Guggenheim Securities, LLC served as exclusive financial advisor and WilmerHale served as outside counsel to XL Fleet in connection with the transaction.

About XL Fleet Corp.

With this transaction, XL Fleet provides subscription-based services that make it easy for homeowners and small businesses to own and maintain rooftop solar, battery storage and electric-vehicle charging systems. Our as-a-service model allows consumers to access new technology without making a significant upfront investment or incurring maintenance costs. XL Fleet has more than 52,000 subscribers across the United States. For additional information, please visit www.xlfleet.com.

About HPS Investment Partners, LLC

HPS Investment Partners is a leading global investment firm with over $89 billion of assets under management as of July 2022. HPS seeks to provide creative capital solutions and generate attractive risk-adjusted returns for clients. HPS manages various strategies across the capital structure that include syndicated leveraged loans and high yield bonds to privately negotiated senior secured debt and mezzanine instruments, asset-based leasing and private equity.

Use of Non-GAAP Financial Information

To supplement certain financial information, which is prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), XL Fleet Corp. (“XL”) reports certain non-GAAP financial information relating to each of XL and Spruce Power (“Spruce”) and which have been reconciled to the nearest GAAP measures in the tables within this press release. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. GAAP with respect to forward looking financial information. Non-GAAP financial measures are subject to material limitations as they are not in accordance with, or a substitute for, measurements prepared in accordance with GAAP. We believe that these non-GAAP measures, viewed in addition to and not in lieu of reported GAAP financial information, provides useful information to investors by providing a more focused measure of operating results, enhances the overall understanding of past financial performance and future prospects, and allows for greater transparency with respect to key metrics of XL and Spruce. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA: We define Adjusted EBITDA as consolidated net income (loss) plus interest expense, unrealized (gain) loss on derivatives, income taxes, depreciation and amortization, loss (gain) on disposal of assets and certain identified items that we do not consider to be part of the ongoing businesses of XL and Spruce. We believe Adjusted EBITDA provides meaningful information to the performance of XL’s and Spruce’s respective businesses and therefore use it to supplement reported GAAP metrics. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results of XL and Spruce.

Reconciliation of Net Income to Adjusted EBITDA (in millions):

Twelve Months Ended June 30, 2022(1)
Net income	$14.9
Interest expense, net	31.2
Depreciation and amortization	25.4
Unrealized gain on derivatives(a)	(35.4)
Loss on disposal of assets(b)	1.1
Meter upgrade campaign(c)	4.8
Billing platform transition(d)	3.4
M&A costs and deal bonuses(e)	3.8
Syndicated term loan financing costs(f)	0.7
One-time IT and office relocation costs(g)	1.2
Adjusted EBITDA	$51.1

(a)	Represents unrealized gains on the fair value of interest rate swaps.

(b)	Represents a non-cash loss on the sale the company’s equity interests in an ABS trust.

(c)	Represents the cost of upgrading meters used in the company’s solar systems from 3G to 4G capability in certain jurisdictions that are not expected to reoccur once the company has completed the replacement campaign.

(d)	Represents certain one-time costs related to the company’s transition from an outsourced billing and collections provider to an in-house system.

(e)	Represents professional fees, transaction bonuses and certain other one-time costs related to the company’s acquisition of a solar system portfolio and other one-time bonuses.

(f)	Represents professional fees, rating agency fees and certain other one-time costs related to the company’s preparation for a syndicated term loan financing.

(g)	Represents certain one-time costs related to the implementation of a new data warehouse and website for the company, the termination of a software agreement and the relocation and expansion of the company’s offices.

Subscriber Value Metrics (in millions):

As of June 30, 2022
Gross Contracted Subscriber Value(a)	$560.0
Gross Renewal Subscriber Value(a)	250.3
Gross Total Subscriber Value(a)	$810.3

(a)	Pro forma for the acquisition of Level Solar completed in July 2022.

Gross Total Subscriber Value represents the sum of Gross Contracted Subscriber Value and Gross Renewal Subscriber Value.

Gross Contracted Subscriber Value represents the present value of the remaining net cash flows discounted at 5% during the initial term of the company’s customer agreements as of the measurement date. It is calculated as the present value of cash flows discounted at 5% that the company expects to receive from subscribers in future periods as set forth in customer agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to third party project equity investors. The calculation includes cash flows the company expects to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Renewal Subscriber Value is the forecasted net present value the company would receive upon or following the expiration of the initial customer agreement term, but before the 30th anniversary of the system’s activation in the form of cash payments during any applicable renewal period for subscribers as of the measurement date. The company calculates the Gross Renewal Subscriber Value amount at the expiration of the initial contract term assuming either a system purchase or a renewal and a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, the company’s customer agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of management and are not predictions of actual performance. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to: the effects of pending and future legislation; the highly competitive nature of the Company’s business and markets; litigation, complaints, product liability claims and/or adverse publicity; cost increases or shortages in the components or chassis necessary to support the Company’s products and services; the introduction of new technologies; the impact of the COVID-19 pandemic on the Company’s business, results of operations, financial condition, regulatory compliance and customer experience; the potential loss of certain significant customers; privacy and data protection laws, privacy or data breaches, or the loss of data; general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the inability to convert its sales opportunity pipeline into binding orders; risks related to the rollout of the Company’s business and the timing of expected business milestones, including the ongoing global microchip shortage and limited availability of chassis from vehicle OEMs and our reliance on our suppliers; the effects of competition on the Company’s future business; the availability of capital; expectations regarding the growth of the solar industry, home electrification, electric vehicles and distributed energy resources; the ability to successfully integrate the Spruce Power acquisition; the ability of XL Fleet to implement its plans, forecasts and other expectations with respect to Spruce Power’s business and realize the expected benefits of the acquisition; the ability to identify and complete future acquisitions; the ability to develop and market new products and services; and the other risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 31, 2022, and other documents that the Company files with the SEC in the future. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and the Company specifically disclaims any obligation to update these forward-looking statements.

Certain Additional Matters

This press release includes operational metrics such as number of customers, number of systems and Gross Total Subscriber Value, Gross Contracted Subscriber Value and Gross Renewal Subscriber Value. These operational metrics are not necessarily comparable to the same or similar metrics as calculated by other companies.

This press release also contains market data, statistical data, estimates and forecasts that are based on independent industry publications or other publicly available information, as well as other information based on our internal sources. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to such information. Some data are also based on XL Fleet’s good faith estimates, which are derived from its review of internal sources as well as the independent sources described above. Although XL Fleet believes these sources are reliable, we have not independently verified the accuracy or completeness of the information contained in the industry publications and other publicly available information. Accordingly, XL Fleet makes no representations as to the accuracy or completeness of that information nor do we undertake to update such information after the date of this presentation

XL Fleet Investor Contact:

Marc Silverberg, Partner (ICR)

xlfleetIR@icrinc.com

XL Fleet Media Contact:

PR@xlfleet.com